Exhibit 99.(d)(12)

PROTECTIVE LIFE INSURANCE COMPANY

A Stock Company; Domiciled in [Nebraska]

[www.protective.com]

[P. O. Box 2606; Birmingham, Alabama 35202; (800) 866-9933]

EXTENDED LAPSE PROTECTION RIDER

This rider is issued as a part of the Policy to which it is attached in return for the application and the payment of the cost of insurance for this rider, shown as the Monthly Charge During First Year on the Policy Schedule. This rider does not have any cash values or loan values. All Policy provisions not expressly modified by this rider remain in full force and effect.

This rider is only available to be issued if the Death Benefit Option is Level on the Policy Effective Date. This rider will terminate if the Death Benefit Option is changed to Increasing.

Definition of Month: The period of time that elapses between any two Monthly Anniversary Days.

Extended Lapse Protection Guarantee: The Policy will not lapse during the Maximum Extended Lapse Protection Period shown on the current Policy Schedule as long as:

1.	the Accumulated Net Payments Received, less any Policy Debt, is greater than or equal to the Accumulated Minimum Monthly Requirements; and
2.	the Policy Debt does not exceed the Cash Value.

Extended Lapse Protection Net Premium (“ELPNP”): The amount after the deduction of the Extended Lapse Protection Premium Expense Charge for that Year, shown on the Policy Schedule, from each Premium payment.

Accumulated Net Payments Received ("ANPR"): Accumulated Net Payments Received is calculated as of the last day of the Month. For each Month the ANPR is equal to:

1.	the ANPR for the prior Month ($0 for the first Month of the first Year); plus
2.	the sum of all ELPNP received since the beginning of the Month; plus
3.	the Extended Lapse Protection Interest for the Month; less
4.	the reduction in Policy Value for any Withdrawals taken and any applicable Surrender Charges assessed since the beginning of the Month.

Extended Lapse Protection Interest: Extended Lapse Protection Interest is calculated as:

1.	the lesser of the Accumulated Fund Threshold and the sum of 1 plus 2 of the ANPR provision, multiplied by the Threshold Accumulation Factor, shown on the Policy Schedule; plus
2.	the amount of 1 plus 2 of the ANPR provision in excess of the Accumulated Fund Threshold, if any, multiplied by the Excess Accumulation Factor, shown on the Policy Schedule.

Accumulated Minimum Monthly Requirements ("AMMR"): The Accumulated Minimum Monthly Requirements each Month is equal to:

1.	the AMMR as of the prior Month ($0 for the first Month of the first Year) plus the Minimum Monthly Requirement, shown on the Policy Schedule, for the Month; multiplied by
2.	one plus the Threshold Accumulation Factor.

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Accumulated Fund Threshold: For the first Month of a Year the Accumulated Fund Threshold is equal to:

1.	the Accumulated Fund Threshold for the prior Month ($0 for the first Month of the first Year) multiplied by one plus the Threshold Accumulation Factor; plus
2.	the Annual Threshold Premium, shown on the Policy Schedule, for that Year.

For all other Months, the Accumulated Fund Threshold is equal to the Accumulated Fund Threshold for the prior Month multiplied by one plus the Threshold Accumulation Factor.

If the Policy is being maintained under the Extended Lapse Protection Rider, Monthly Deductions continue.

Based on guaranteed assumptions, the Policy Value at the end of the Maximum Extended Lapse Protection Period may not be sufficient to keep the policy in force unless additional premiums are paid. However, if the Policy Value is sufficient to pay Monthly Deductions, the Policy will not lapse, even after the end of the Maximum Extended Lapse Protection Period.

During the Maximum Extended Lapse Protection Period, any change you request via Written Notice to the benefits provided by the Policy may result in a change to the Minimum Monthly Requirement along with the associated rates and charges shown on the Extended Lapse Protection Rider Policy Schedule. If this occurs, we will provide a supplemental Policy Schedule showing the new Minimum Monthly Requirement and associated rates and charges, along with their new Effective Date.

No Accessible Value: The Extended Lapse Protection provisions of this rider do not represent accessible Policy Value available to you, or the beneficiary, for any purpose whatsoever.

Termination: This rider will terminate:

1.	At Age 121; or
2.	By written notice; or
3.	Upon a Death Benefit Option change from Level; or
4.	Upon termination of the Policy to which this rider is attached.

Written Notice to terminate this rider or to request a Death Benefit Option change from Level may only be requested after the Lapse Protection Endorsement Lapse Protection Period, shown on the Policy Schedule, ends.

Reinstatement: If the Policy to which this rider is attached is reinstated according to the applicable Policy provisions, this rider will also be reinstated.

Signed for the Company as of the Policy Effective Date.

PROTECTIVE LIFE INSURANCE COMPANY

[Felicia M. Lee]

[Secretary]

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